Exhibit 2.5
ASSET PURCHASE AGREEMENT

Dated:	June 26, 2009

Among:	InPlay Technologies, Inc., a Nevada corporation PO Box 28936 Scottsdale, AZ 85255 Attn: Mark Sokolowski Email: mark@inplaytechnologies.com	“InPlay”

	FinePoint Innovations, Inc., a Delaware corporation PO Box 28936 Scottsdale, AZ 85255 Attn: Mark Sokolowski Email: mark@inplaytechnologies.com	“FinePoint”

together, InPlay and FinePoint are “Sellers”

And:	Wacom Co. Ltd., a Japanese corporation Harmony Tower 21F 1-32-2 Hon-cho, Nakano-ku Tokyo 164-0012 Japan Attn: Masahiko Yamada Email: yamada.masahiko@wacom.co.jp Fax: +81 (3) 5309-1503	“Buyer”

Sellers desire to sell, and Buyer desires to purchase, substantially all of the ownership right, title and interest in and to the intellectual property rights pertaining to the digital computer pen and digitizer segment of the Sellers’ business, including without limitation the human interface device technology used in the Magic Point Pen and the Write Sense products.

On the date hereof, Buyer and Sellers are entering into the Loan Agreement pursuant to which Buyer is lending $1,900,000 to Sellers, of which amount (a) $350,000 is being disbursed to Sellers on the date hereof and (b) $1,550,000 is being deposited in the Certificate of Deposit (as defined in the Loan Agreement) on the date hereof.

In consideration of the above premise and of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1         Purchase and Sale.  At the Closing (as defined below), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the following assets of Sellers (the “Assets”):

1.1.1      All Assigned Technology, including without limitation all such items listed on Schedule 1.1.1; all such items acquired by Sellers or coming into existence after the date hereof and on or before the Closing Date owned by Sellers and/or used by Sellers in the Business;

1.1.2      All of Sellers’ rights under the Assigned Contracts listed in Schedule 1.1.2, but not other contracts;

1.1.3      All Promotional Materials;

1.1.4      All equipment, materials, supplies, inventory, tooling, and spare and replacement items therefor, including without limitation all such items listed on Schedule 1.1.4 and all such items acquired by Sellers after the date hereof and on or before the Closing Date, other than to the extent inventory is disposed of by Sellers prior to the Closing Date in the ordinary course of business;

1.1.5      All licenses granted by or to Sellers and all other agreements to which Sellers are a party that relate, in whole or in part, to any items described in Section 1.1.1 or to other proprietary rights transferred hereby, including without limitation all items listed on Schedule 1.1.5 and all such items granted to or entered into by Sellers after the date hereof and on or before the Closing Date;

1.1.6      To the extent transferable, all approvals, authorizations, certificates, consents, licenses, permits, franchises, tariffs, variances, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality held by Sellers and required for the use of the Assets, including without limitation all such items listed on Schedule 1.1.6 and all such items granted or received after the date hereof and on or before the Closing Date;

1.1.7      All prepaid and deferred items of Sellers relating to the Assets, including prepaid license fees;

1.1.8      All engineering, research and development, and other similar documents, specifications and records, and all studies, reports, summaries and other similar documents and materials related to the Assets;

1.1.9      All internet web sites and internet domain names used in the conduct of the Business, including without limitation those listed on Schedule 1.1.9; and

1.1.10    All right, title and interest in and to Trademarks and all goodwill pertaining to such Trademarks associated with the Business.

1.2         Excluded Assets.  Any assets other than the Assets specified in Section 1.1 are “Excluded Assets” and are not being purchased by Buyer.

1.3         Assumption of Liabilities.  Buyer will not assume and will not be liable for any Retained Liabilities, and the Assets shall be free of all liabilities, obligations and Liens.  Without limiting the generality of the foregoing, Buyer will not be responsible for any of the following:

1.3.1      liabilities, obligations or debts of Sellers, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

1.3.2      liabilities, obligations or debts of Sellers for any federal, state, local, foreign, or other tax, including without limitation income, gross receipts, franchise, license, sales and use, transfer, value added, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, withholding or other tax, including all associated interest, penalties and additions (“Taxes”);

1.3.3      liabilities or obligations of Sellers to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

1.3.4      liabilities or obligations of Sellers for employee severance payments or arrangements resulting from termination of Sellers’ employees;

1.3.5      liabilities or obligations of Sellers relating to issuances of securities; and

1.3.6      liabilities or obligations of Sellers under any Environmental Law.

1.4         Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be $2,000,000, of which $100,000 was previously paid by Buyer in connection with the Letter of Intent signed by the parties and dated April 2, 2009.  At Closing, Buyer shall forgive Sellers’ Obligations (as defined in the Loan Agreement) under the Loan Agreement, release the Lien of the Loan Agreement and cause the bank holding the Certificate of Deposit (as defined in the Loan Agreement) to disburse funds from the Certificate of Deposit to the Persons and in the amounts set forth on Schedule 1.4.

1.5         Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets in accordance with their relative fair market values.

1.6         Instruments of Conveyance and Transfer.  The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by Sellers’ execution and delivery to Buyer, on the Closing Date, of the Assignment and Bill of Sale (attached hereto as Exhibit A), the Patent Assignments (a form of which is attached hereto as Exhibit B), the Trademark Assignments (a form of which is attached hereto as Exhibit D) and the Copyright Assignment (a form of which is attached hereto as Exhibit E), together with such other general bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets, as reasonably requested by Buyer or its counsel.

1.7         Further Assurances.  Sellers agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession and operating control of the Assets, and Sellers will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer of, all of the Assets, or to vest in Buyer good, valid and marketable title to the Assets.

1.8         Closing.  The Closing shall take place at the offices of Stoel Rives LLP, Portland, Oregon, at 8:00 a.m., Portland time, on the date that is three business days after the date that all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the “Closing Date”).

1.9          Transfer Taxes.  Sellers shall be responsible for and shall pay all federal, state, local, foreign, and other sales, documentary, recording, transfer and other similar taxes or charges arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Sellers shall promptly file all necessary Transfer Tax returns and pay all Transfer Taxes due.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows as of the date of this Agreement and as of the Closing Date:

2.1         Authorization.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.  Buyer has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement.  Buyer has full corporate power and authority to enter into this Agreement and carry out the terms hereof.  Buyer has duly executed and delivered this Agreement, and this Agreement is its valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally or by the availability of equitable remedies.

2.2         Compliance.  The execution, delivery and performance of this Agreement by Buyer, the compliance by Buyer with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

2.2.1      the organizational documents of Buyer;

2.2.2      any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or

2.2.3      any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to Buyer.

2.3         Consents.  Except as set forth in Schedule 2.3, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by Buyer nor is any filing or registration required to be made therewith by Buyer for the consummation of the transactions described in this Agreement.

2.4         Brokers and Finders.  Neither Buyer nor any officer, director or employee of Buyer has employed any broker, finder or investment banker or incurred any liability for any commission, brokerage or investment banking fee or finder’s fee in connection with the transactions contemplated by this Agreement.

2.5         Financing.  Buyer has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price.

2.6         Creditors.  In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any creditor of Sellers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

To induce Buyer to enter into and perform this Agreement, and except as is otherwise set forth in Schedule 3 (the “Disclosure Schedule”), which shall constitute modifications to those representations and warranties under this Article 3, each Seller, jointly and severally, represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows, it being agreed that disclosure of a specific item in any one Section of the Disclosure Schedule shall also be deemed a disclosure as to all other applicable Sections of the Disclosure Schedule if either (x) there is an explicit cross-reference in that Section of the Disclosure Schedule to another Section or Sections of the Disclosure Schedule, or (y) Buyer could reasonably be expected to ascertain the scope of the modification to another representation that expressly references the Disclosure Schedule, notwithstanding the absence of a cross-reference in the Disclosure Schedule.

3.1         Corporate Existence.

3.1.1      InPlay is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.  InPlay is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.1.2      FinePoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.  FinePoint is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2         Authority.

3.2.1      InPlay has the corporate power and authority to enter into this Agreement and to carry out its terms.  Except for the required vote of its stockholders, InPlay has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement.  InPlay has duly executed and delivered this Agreement, and this Agreement is binding upon and enforceable against InPlay in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2.2      FinePoint has full corporate power and authority to enter into this Agreement and to carry out its terms.  FinePoint has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly and validly executed and delivered by FinePoint, and is binding upon and enforceable against FinePoint in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3         No Adverse Consequences.  Neither the execution and delivery of this Agreement by Sellers nor the Closing will

3.3.1      other than the Lien created by the Loan Agreement, result in the creation or imposition of any Lien on any of the Assets;

3.3.2      violate or conflict with any provision of Sellers’ articles of incorporation or bylaws;

3.3.3     violate any law, judgment, order, injunction, decree, rule, regulation, ruling or other restriction of any governmental authority applicable to Sellers or any Affiliate of Sellers; or

3.3.4     either alone or with the giving of notice or the passage of time or both, conflict with; constitute grounds for termination, cancellation, modification or acceleration of; result in the breach of the terms, conditions or provisions of; require notice under, result in the loss of any benefit to Sellers under or constitute a default under any agreement, instrument, license, permit or other arrangement to which Sellers are a party or by which it is bound.

3.4         Brokers and Finders.  Neither Sellers nor any affiliate of Sellers have employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder’s fee or commission with respect to the transaction contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5         Litigation.  Except as set forth on Schedule 3.5 (i) none of Sellers or any Affiliate of Sellers are subject to any outstanding injunction, judgment, order, decree, ruling or charge and (ii) there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against Sellers or any Affiliate of Sellers and, to the knowledge of Sellers, there is no basis for any such claim, litigation, proceeding or investigation.  None of the claims, litigation, proceedings or investigations set forth on Schedule 3.5 could result in any Material Adverse Change in the Assets or result in a Lien on the Assets.

3.6         Intellectual Property.  Except as set forth in Schedule 3.6:

3.6.1     To Sellers’ knowledge, there are no claims or demands pending by any other person pertaining to any of the Assigned Technology nor has a claim or demand been made to Sellers that challenge Sellers’ ownership or use of the Assigned Technology.

3.6.2     With respect to Assigned Technology that is owned by Sellers, all such Assigned Technology is owned free and clear of all Liens other than (a) the Lien created by the Loan Agreement and (b) Liens on the property or assets of FinePoint in favor of InPlay, the Uniform Commercial Code financing statements relating to which have been assigned to Buyer.  All issued Patents and pending applications, registered Trademarks and pending applications, and registered or material unregistered Copyrights owned by Sellers are listed in Schedule 3.6.2.  All registered or issued IP Rights have been duly registered in, filed in or issued by the U.S. Patent and Trademark Office, the U.S. Copyrights Office or the corresponding governmental offices of other jurisdictions as identified in Schedule 3.6.2, have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations of the United States or each such jurisdiction except as listed in Schedule 3.6.2, and no actions are required within thirty (30) days from the Closing in order to maintain the existing status.

3.6.3     All Third Party Licenses (including all open source licenses) used in the development and distribution of Sellers’ products are listed on Schedule 3.6.3.  The use of such Third Party Licenses in the development and distribution of Sellers’ products imposed no obligation on Sellers to disclose any source code or trade secrets of Sellers to any other person, and Sellers have not disclosed any such source code to another person except for persons under obligation to provide development services to Sellers.

3.6.4     Except for Third Party Licenses listed in Schedule 3.6.3 and except as otherwise listed on Schedule 3.6.4, to Sellers knowledge there are no patent rights or other intellectual property rights of Third Parties needed to use Sellers’ IP Rights and Technology for the products developed or distributed by Sellers to the date of this Agreement.

3.6.5     Sellers have taken all measures required to establish and preserve the IP Rights developed by, or on behalf of, Sellers.  Sellers have obtained written assignments from the named inventors of the patents and patent applications listed in Schedule 3.6.5 and, except for such named inventors, no other person or entity employed, including as a consultant, by Sellers has any right or claim with respect to the Assigned Technology.  All current executives and all current consultants and independent contractors hired by Sellers have agreed to maintain the confidentiality of all confidential and proprietary information of Sellers and of any information of third parties received by Sellers under an obligation of confidentiality.

3.6.6     To Sellers’ knowledge, Sellers have not infringed, do not infringe and, by using the Assigned Technology, will not infringe or unlawfully or wrongfully use the IP Rights of any third person.  No claims have been made or proceedings initiated that charge Sellers with infringement of any IP Rights of any third person, and no such claim or proceeding is pending or is likely to be filed against Sellers except as listed in Schedule 3.6.6.  There is no known unexpired patent or patent application of others that includes claims that would be infringed by or that would or do limit the scope of the products, activities or business of Sellers as currently conducted.

3.6.7     To Sellers’ knowledge,  Sellers are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of Sellers.  To Sellers’ knowledge, neither Sellers nor any employee of Sellers is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of Sellers or that would impair the use of the Assigned Technology.  To Sellers’ knowledge, no employee or consultant is in violation of any proprietary information agreement or any similar agreement with any former employer or contractor, and the use of the Assigned Technology will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

3.7         Certain Contracts and Arrangements.  Schedule 3.7 contains a complete and accurate list of agreements to which Sellers or Sellers’ Affiliates are a party to or are bound by and that relate to or involve the Assets, including all:

(a)         contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services, by Sellers or any of its Affiliates;

(b)         contracts or agreements for the joint performance of work or services and all other joint venture agreements;

(c)         contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services by Sellers or any of its Affiliates; and

(d)         any other contract, instrument, agreement or obligation not described on any other Section to which Sellers or any of their Affiliates are a party or by which they are bound and which contains unfulfilled obligations of Sellers or any of their Affiliates.

3.8         Title and Condition of Assets.

3.8.1     Sellers own or possess a valid transferable right in, as the case may be, all of the Assets free and clear of all Liens, except (a) Liens for taxes (i) not yet due and payable, or (ii) being contested in good faith and identified in Schedule 3.8.1 (but in either case only those for which adequate accruals or reserves have been established by Sellers and shown on the face of the latest balance sheet), (b) the Lien created by the Loan Agreement and (c) Liens on the property or assets of FinePoint in favor of InPlay, the Uniform Commercial Code financing statements relating to which have been assigned to Buyer.

3.8.2     The Assets that constitute tangible personal property (a) are free from defects (patent and latent), have been maintained and operated in accordance with manufacturer’s specifications and prudent industry practices, and are in a good state of operating condition and repair, ordinary wear and tear excepted; and (b) are in the possession or control of Sellers.

3.8.3     At the Closing, Buyer will acquire good title (or in the case of Assigned Contracts and Third-Party Licenses, a valid transferred right) to all the Assets, free and clear of all Liens.

3.9         Status of Assigned Contracts.  Except as provided in Schedule 3.9:

3.9.1     Each of the Assigned Contracts is valid, binding and enforceable by Sellers in accordance with its terms and is in full force and effect.  There is no existing breach, default or violation by Sellers under any Assigned Contract and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a breach or default of Sellers under any Assigned Contract or permit termination, modification or acceleration under any Assigned Contract.

3.9.2     All Assigned Contracts will continue to be valid, binding, and enforceable and in full force and effect following the Closing.  All other parties to the Assigned Contracts have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of rights or obligations of Sellers under any contract.  Complete and accurate copies of all Assigned Contracts have been delivered to Buyer.

3.9.3     To Sellers knowledge, no breach or default by any other party to any Assigned Contract has occurred, and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a breach or default by any other party with respect to obligations of that party under any Assigned Contract or permit termination, modification or acceleration under any Contract, Sellers have no knowledge of facts that indicate any of the Assigned Contracts may be totally or partially terminated or suspended by, or have been repudiated by, the other parties.

3.9.4      There are no Assigned Contracts with respect to which:

(a)           Sellers can reasonably foresee will result in any loss to Buyers upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential) or

(b)           is not terminable by Sellers on sixty (60) or fewer days’ notice at any time without penalty.

3.10       Taxes Returns and Payments.  Except as set forth on Schedule 3.10, Sellers have filed on a timely basis all Tax returns and reports as required by Law.  Such Tax returns and reports correctly and completely reflect in all material respects Sellers’ liability for Taxes and all other information required to be reported thereon.  Sellers have paid all Taxes shown as payable on such returns or otherwise due.  Sellers have adequately provided for, in their books of account and related records, liability for all current Taxes not yet due and payable.  All Taxes which Sellers are required to withhold or collect have been withheld and collected and have been paid over to the proper Tax authorities.  Sellers have not received and are not aware of any basis for any issued, pending or proposed (a) notice of any audit, claim, deficiency, assessment, Lien or levy with respect to Taxes or (b) claim from a Tax authority in a jurisdiction in which Sellers do not file Tax returns that they are or may be required to file a Tax return or otherwise be subject to taxation by that jurisdiction.  Sellers are not the beneficiaries of any extension of time in which to file a Tax return and have not granted any power of attorney with respect to Taxes or any extension of time for the assessment or collection of any Tax.  Sellers are not parties to any Tax allocation or settlement agreement or similar arrangement that could require any payment to be made after the Closing Date.  Sellers are the subject of any pending or issued ruling from a Tax authority.

3.11       Permits and Licenses.  Schedule 1.1.6 contains a complete and correct list of all governmental licenses, permits, franchises, easements and authorizations (collectively, “Permits”) held by Sellers and used in the Business.  Sellers hold, and at all times have held, all material Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations.  Sellers are in material compliance with all the terms of each Permit, and there are no claims of violation by any of Sellers or its Affiliates of any Permit.  Complete and accurate copies of all Permits have been delivered to Buyer.  All applicable governmental entities and agencies that have issued any Permits that are required to consent to the consummation of the transaction contemplated by this Agreement have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of rights or obligations of Sellers and its Affiliates under such Permits.

3.12       Environmental Conditions.

3.12.1   Definitions.

“Environmental Law” means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment and any orders, judgments, decrees, permits, licenses agreements or other authorizations or mandates under such laws.

“Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

“Contamination” (or “Contaminated”) means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances, or if such response action otherwise is reasonable or appropriate under the circumstances.

3.12.2    Environmental Conditions.

(a)         Each of Sellers and its Affiliates are and have been in material compliance with all applicable Environmental Laws relating to the Assets, including without limitation the possession of all permits, licenses and authorizations required under applicable Environmental Laws (collectively “Environmental Permits”), and material compliance with their terms and conditions.  Each of Sellers and its Affiliates have made all reports and given all notices required by Environmental Laws relating to the Assets and any products produced with such Assets.

(b)         None of Sellers or its Affiliates have received from any governmental entity or any other person notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site contaminated by Hazardous Substances nor has any of Sellers or its Affiliates received a request for information about any such site;

(c)         During the past three years, no government entity has issued any citation or notice of violation or noncompliance under any Environmental Law to Sellers or any Affiliate.

3.13       Consents and Approvals.  No consent, approval or authorization of any court, regulatory authority, governmental body or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by Sellers.  Sellers have obtained, or shall have obtained prior to the Closing, all consents, authorizations, or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation of the transaction contemplated by this Agreement.  Sellers have made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

3.14       No Fraudulent Conveyance.  The transactions contemplated by this Agreement are the result of good faith and arm’s-length bargaining, the consideration given for the Assets represents fair consideration and reasonably equivalent value to Sellers for the Assets, and Buyer is a good faith purchaser for value of the Assets.  Sellers are not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance or, to Sellers’ knowledge, otherwise give rise to any right of any creditor of Sellers to any of the Assets after the Closing.

3.15       Reliance.  Sellers recognize and agree that, notwithstanding any investigation by Buyer, Buyer is relying upon the representations and warranties made by Sellers in this Agreement.

3.16       Accuracy of Representations and Warranties.  None of the representations or warranties of Sellers contain or will contain any untrue statement of any fact or omit or misstate a fact necessary to make the statements contained in this Agreement not misleading.  Sellers have no knowledge of any fact that has resulted or that, in the reasonable judgment of Sellers will result, in any Material Adverse Effect that has not been set forth in this Agreement or the schedules hereto.

ARTICLE 4

COVENANTS OF SELLERS

4.1         Access to Properties, Books and Records.  Prior to the Closing Date, Sellers shall, at Buyer’s request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of Buyer reasonable access during normal business hours to all employees, properties, books and records relating to the Business and shall permit such persons, at Buyer’s expense, to make copies of such books and records.  Buyer shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 4.1 as confidential in accordance with Section 9.1.

4.2         Negative Covenants.  Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing, Sellers shall not, and shall cause its Affiliates not to:

4.2.1     Mortgage, pledge otherwise encumber or subject to Lien any of the Assets, other than (a) the Lien granted under the Loan Agreement and (b) Liens on the property or assets of FinePoint in favor of InPlay, the Uniform Commercial Code financing statements relating to which have been assigned to Buyer;

4.2.2     Dispose of, or agree to dispose of, any of the Assets; or

4.2.3     Agree or commit to do any of the foregoing.

4.3         Affirmative Covenants.  Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing, each Seller shall operate its business in the ordinary course and in substantially the same manner as currently conducted.  Without limiting the foregoing, each Seller shall or cause its Affiliates to do the following:

4.3.1     Advise Buyer in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change in the Assets or any event, occurrence or circumstance that is likely to cause a Material Adverse Change in the Assets;

4.3.2     When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the assigned Contracts, use their commercially reasonable efforts to obtain such consent;

4.3.3     Use their commercially reasonable efforts to maintain all of the tangible personal property and in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain the intangible Assets, including without limitation taking all reasonable steps to maintain the patentability of the Assets;

4.3.4     Not cancel or change any policy of insurance (including self-insurance) or fidelity bond relating to the Assets or any policy or bond providing substantially the same coverage, unless such cancellation or change is effective only on or after the Closing;

4.3.5     Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items included in Assets;

4.3.6     Pay and discharge all taxes, assessments, governmental charges, Liens and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which any penalties, Liens or levies attach or arise;

4.3.7     Perform its Obligations (as defined in the Loan Agreement) under the Loan Agreement;

4.3.8     Maintain material compliance with all laws, rules and regulations applicable to the Business; and

4.3.9     Preserve and maintain its separate corporate existence, rights, privileges and franchises in connection therewith and not amend its articles of incorporation or bylaws.

4.4         Stockholder Approval; Proxy or Information Statement.  As promptly as reasonably practicable, each Seller, acting through its respective Board of Directors, shall take all action necessary under all applicable law and as specified in Section 5.2 to obtain the approval by a majority of its stockholders of this transaction and this Agreement (the “Stockholder Approval”).  Buyer will use commercially reasonable efforts to cooperate with Sellers in the preparation of any proxy or information statement that Sellers are required to provide to their stockholders in connection with the Stockholder Approval (the “Proxy Statement”).  Sellers shall provide the Proxy Statement to Buyer a reasonable period prior to filing the Proxy Statement with the U.S. Securities and Exchange Commission and sending the Proxy Statement (by mail or otherwise) to Sellers’ stockholders to allow Buyer adequate time to review the Proxy Statement.

4.5         No Negotiations with Others.  Except with the prior written consent of Buyer, Sellers shall refrain, and shall cause their officers, directors and employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, any of Sellers and its Affiliates.  Sellers will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will notify Buyer immediately if any party makes any proposal, offer, inquiry or contact with respect to the foregoing.

4.6         Notice of Developments.  Between the date of this Agreement and the Closing Date, Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article 3 above.  No disclosure by any Party pursuant to this Section 4.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.  During the same period, Sellers also shall promptly notify Buyer of the occurrence of any breach of any covenant of Sellers in Article 4 or 5 or the occurrence of any event that may make the satisfaction of the conditions in Articles 6 or 7 impossible or unlikely.

4.7         Payment of Retained Liabilities.  In addition to payment of Transfer Taxes pursuant to Section 1.9, Sellers shall pay, or make adequate provision for the payment, in full, all of the Retained Liabilities and other liabilities of Sellers under this Agreement.

4.8         Delaware Franchise Tax and Good Standing.  Within five (5) business days after the date of this Agreement, FinePoint shall pay and discharge all franchise taxes owing by it to the State of Delaware and shall make all filings with the Secretary of State of the State of Delaware or other applicable governmental agencies in the State of Delaware, and take all other actions, necessary for FinePoint to be a corporation validly existing and in good standing under the laws of the State of Delaware.

ARTICLE 5

JOINT COVENANTS

Buyer and Sellers covenant and agree that they will act in accordance with the following:

5.1         Governmental Consents.  Promptly following the execution of this Agreement, the Parties will proceed to prepare and file with the appropriate governmental authorities any notices or requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the Parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

5.2         Commercially Reasonable Efforts; No Inconsistent Action.  Each Party will use its commercially reasonable efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in Article 6 or 7 of this Agreement.  No Party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the Closing, except that nothing in this Section 5.2 shall limit the rights of the Parties under Articles 8 and 9.

5.3         Change of Corporate Names.  Within ten (10) days after the Closing Date, FinePoint shall amend its Certificate of Incorporation and other charter documents and take all other actions necessary to change their names to names sufficiently dissimilar to FinePoint’s present names and to the Listed Trademarks, in Buyer’s reasonable judgment, to avoid confusion.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

6.1         Stockholder Approval.  The Stockholder Approval shall have been obtained.

6.2         Governmental Approvals.  All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit Closing shall have been obtained and be satisfactory in form and content to Buyer.

6.3         Consents.  Sellers shall have obtained the third-party consents required under the terms of the Assigned Contracts, and such consents shall not have required any change to the terms and conditions of the Assigned Contracts other than changes consented to in writing by Buyer.

6.4         Representations, Warranties and Covenants.

6.4.1     All representations and warranties of Sellers made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update or modification of the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

6.4.2     All of the terms, covenants and conditions to be complied with and performed by Sellers at or prior to the Closing shall in all material respects have been complied with or performed thereby.

6.4.3     Buyer shall have received a Certificate of Sellers, dated as of the Closing Date and executed by the President of each of the Sellers, with respect to the matters addressed in Sections 6.4.1 and 6.4.2.

6.4.4     Sellers shall have delivered to Buyer certified copies of the resolutions of the Board of Directors of Sellers and the minutes of meetings or action by written consent of the stockholders of Sellers authorizing the execution, delivery and performance of this Agreement and all other actions taken or to be taken by Sellers in connection with this Agreement.

6.4.5     Sellers shall have delivered to Buyer certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Sellers, executed by the appropriate officials of the States of Nevada and Delaware and each other jurisdiction in which Sellers are licensed or qualified to do business as a foreign corporation.

6.5         Adverse Proceedings; Infringement.  No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer or Sellers to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement. No claims shall have been made or proceedings initiated that charge Sellers with infringement of any IP Rights of any third person.

6.6         Conveyance and Transfer of the Assets.  Sellers shall have executed and delivered to Buyer the Assignment and Bill of Sale, endorsements, assignments and other instruments of conveyance and transfer with respect to the other Assets, in all cases satisfactory in form and substance to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer, and the Assets shall be transferred to Buyer free and clear of all Liens whatsoever except as specifically permitted by this Agreement.

6.7         Nuvation Documents.  Buyer shall have received an executed and effective Patent Assignment, substantially in the form attached hereto as Exhibit C-1, and Receipt Letter, substantially in the form attached hereto as Exhibit C-2, from Nuvation Research Corporation, and other ownership transfer documents reasonably required by Buyer.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

7.1         Stockholder Approval.  The Stockholder Approval shall have been obtained.

7.2         Governmental Approvals.  All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit Closing shall have been obtained and be satisfactory in form and content to Buyer.

7.3         Representations, Warranties and Covenants.

7.3.1       All representations and warranties of Buyer made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

7.3.2       All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing shall in all material respects have been complied with or performed by Buyer.

7.3.3       Sellers shall have received a Certificate of Buyer, dated as of the Closing Date, executed by the President or other authorized officer of Buyer, with respect to the matters addressed in Sections 7.3.1 and 7.3.2.

7.3.4       Buyer shall have delivered to Sellers certified copies of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all other actions taken or to be taken by Buyer in connection with this Agreement.

7.4         Adverse Proceedings.  No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer or Sellers to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

ARTICLE 8

TERMINATION

8.1         Right of Parties to Terminate.  This Agreement may be terminated:

8.1.1       by Buyer and Sellers by mutual written consent at any time prior to the Closing;

8.1.2       by Buyer or Sellers if the Stockholder Approval is not obtained;

8.1.3       by Buyer, if any of the authorizations, consents, approvals, filings or registrations described in Sections 6.2 and 6.3 shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to Buyer and all reasonable final appeals shall have been exhausted;

8.1.4       by Buyer, if Sellers shall have breached any of their obligations hereunder in any material respect or if there shall have been an Event of Default (as defined in the Loan Agreement);

8.1.5       by Sellers, if Buyer shall have breached any of its obligations hereunder in any material respect; or

8.1.6       by Buyer, by written notice to InPlay, if the Closing shall not have occurred on or prior to October 5, 2009; provided, however, that the right to terminate this Agreement under this subsection shall not be available to Buyer if Buyer’s failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

8.2         Effect of Termination.  If either Buyer or Sellers decide to terminate this Agreement pursuant to Section 8.1, such Party shall promptly give written notice to the other Party to this Agreement of such decision.  In the event of a termination pursuant to Sections 8.1.2, 8.1.3, 8.1.4 or 8.1.6, Buyer shall be entitled to recover from Sellers $100,000 (the amount paid by Buyer in connection with the Letter of Intent signed by the parties and dated April 2, 2009) plus Buyer’s documented expenses incurred in connection with the transactions contemplated by this Agreement and the Loan Agreement, including expenses incurred prior to the date of this Agreement.  In the event of a termination under Section 8.1, the Parties hereto shall be released from all liabilities and obligations arising under this Agreement with respect to the matters contemplated by this Agreement, other than (i) those set forth in and pursuant to this Section 8.2 and Article 9 hereof which shall remain in full force and effect, (ii) liabilities for damages arising from a breach of this Agreement and (iii) obligations under the Nondisclosure Agreement dated February 26, 2009 between Buyer and InPlay.

ARTICLE 9

CONFIDENTIALITY; PRESS RELEASES

9.1         Confidentiality.

9.1.1       No information concerning Sellers that has been furnished to or obtained by Buyer under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person prior to Closing other than in confidence to employees, legal counsel, financial advisers or independent public accountants of Buyer who Buyer reasonably determines have a need to know such information in connection with the transactions contemplated by this Agreement.  If the transactions contemplated by this Agreement are not consummated, Buyer shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape, CD-ROM, or other tangible medium shall be promptly returned to Sellers.

9.1.2       No information concerning Buyer not previously disclosed to the public or in the public domain that has been furnished to or obtained by Sellers under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Sellers or used for any purpose other than as contemplated herein.  If the transactions contemplated by this Agreement are not consummated, all such information that is in writing or embodied on a diskette, tape, CD ROM or other tangible medium shall be returned to Buyer or Sellers, who shall certify as to its destruction.

9.1.3       Notwithstanding the foregoing, such obligations of Buyer and Sellers shall not apply to information

(a)           that is, or becomes, publicly available from a source other than Buyer or Sellers, as the case may be;

(b)           that was known and can be shown to have been known by Buyer at the time of its receipt from Sellers, or by Sellers at the time of its receipt from Buyer, as the case may be;

(c)           that is received by Buyer from a third party without breach of this Agreement by Buyer, or is received by Sellers from a third party without breach of this Agreement by Sellers, as the case may be;

(d)           that is required by law to be disclosed; or

(e)           that is disclosed in accordance with the written consent of Buyer  or Sellers, as the case may be.

9.2         Press Releases.  No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by Buyer without the prior written consent of Sellers, or by Sellers without the prior written consent of Buyer, which consent, in either case, shall not be unreasonably withheld; provided, however, that nothing herein shall prevent a Party from supplying such information or making statements as required by governmental authority or in order for a Party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other Party or Parties).

ARTICLE 10

DEFINITIONS; INTERPRETATION; EFFECTIVENESS OF AMENDMENT

10.1       Definitions.  For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another company.  For purposes of this definition, “control” means (i) the beneficial ownership of not less than fifty percent (50%) of the outstanding voting securities of another company, or (ii) the ability to direct the management or policies of another company, whether by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with all amendments, exhibits, schedules and attachments hereto.

“Assets” is defined in Section 1.1.

“Assigned Contracts” means those contracts listed in Schedule 1.1.2, but no other contracts.

“Assigned Technology” means all of the following, in all fields of use:  (i) the Touch Technology; (ii) all of Sellers’ IP Rights in and to the Touch Technology; (iii) the Listed Patents; (iv) the Listed Trademarks; (v) the Listed Copyrights; and (vi) all files, file histories and legal and technical documentation related to the foregoing items (i)-(v).

“Buyer” is the Party identified in the preamble as such.

“Business” means the FinePoint segment of the InPlay business, including the human interface device technology used in the Magic Point Pen and the Write Sense products.

“Closing” means consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date set forth in Section 1.8.

“Damages” means any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys’ fees.

“Excluded Assets” has the meaning set forth in Section 1.2.

“IP Rights” means any or all of the following, together with all rights in the same:  (i) all U.S. and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (ii) all trade secrets and other proprietary rights in know-how or show-how, and all confidential or proprietary information, including without limitation all such information able to be implemented in software (in object code and source code format), documentation, hardware, models, prototypes, embodiments, test results, parts, and written and electronic works; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all “artist’s rights” and “moral rights,” including the right to claim authorship to original works and the right to object to any distortion, mutilation or other modification in relation to an original work; (vii) all trademarks, service marks, brand names, logos, domain names or other indications of origin and brand designations (“Trademarks”); (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; (ix) as to the properties and rights set forth in (i)-(viii) of this Section, all remedies against infringement thereof and rights to protection of interests therein under the laws of all, including the right to sue and collect all past or future damages; and (x) any other associated proprietary rights.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Listed Copyrights” means the registered copyrights or applications pending registration, and all material unregistered copyrights listed in Schedule 3.6.2.

“Listed Patents” means the pending patent application listed in Schedule 3.6.2 together with all reissues, divisions, reexaminations, renewals, extensions, continuations and continuations-in-part thereof, and all worldwide counterparts thereof.

“Listed Trademarks” means the names listed in Schedule 3.6.2 and the URLs listed in Schedule 1.1.9.

“Loan Agreement” means the Loan and Security Agreement among Buyer, as lender, and Sellers, as borrowers, of even date herewith.

“Material Adverse Change” means any change that has resulted, will result or is likely to result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the Assets.

“Party” means either Buyer or Sellers.  “Parties” means both the Buyer and the Sellers.

“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body.

“Promotional Materials” means all brochures, artwork and other promotional and printed materials, consumables, trade show materials (including booths and displays), videos, advertising and/or marketing materials.

“Proxy Statement” has the meaning set forth in Section 4.4.

“Related Documents” means any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement.

“Retained Liabilities” means the liabilities of Sellers, known or unknown, contingent or absolute, accrued or other.

“Sellers” are the Parties identified in the preamble as such.

“Stockholder Approval” has the meaning set forth in Section 4.4.

“Tax” and “Taxes” have the meaning set forth in Section 1.3.2.

“Technology” means all items, materials and means of embodying or implementing any and all IP Rights in tangible, electronic, software or firmware code form, including without limitation data files, lab notebooks, notes, product or technology designs, prototypes and related test results, all algorithms, line drawings and designs, and all such work product delivered by vendors, outside consultants and independent contractors, and computer code, scripts, techniques, software tools and utilities, together with any and all updates, enhancements, corrections, modifications, improvements and new releases related thereto developed or necessary for use of Touch Technology, any and all technology and work in progress related thereto, and all documentation, hardware, models, prototypes, parts, annotated development files and notes related thereto, all the foregoing items of technology as they exist as of Closing Date.

 “Third-Party Licenses” mean all license rights in third-party IP Rights or Technology, if any, that have been integrated, embedded into or used for the Touch Technology as part of its structure, operations or commercialization efforts.  This third-party Technology is not owned by Sellers but licensed in a manner that allows it to be used in the Touch Technology for all development and commercial purposes necessary.  Third-Party Licenses also include off-the-shelf licenses included as part of the Technology transferred to Buyer.

“Touch Technology” means the Technology developed by or contributed to the Business, including Technology covered by Third-Party Licenses, if any, and used for or in research, testing, development or commercialization of products or services of Sellers as of the Closing Date.

“Transfer Tax” and “Transfer Taxes” have the meaning set forth in Section 1.9.

10.2       Interpretation.

10.2.1     Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

10.2.2     The words “hereof,” “hereby,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

10.2.3    The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

10.2.4     A reference to any Party to this Agreement or any other agreement or document shall include such Party’s permitted successors and permitted assigns.

10.2.5     A reference to any legislation or to any provision of any legislation shall include any amendment, modification, or reenactment thereof, any legislative provision substituted therefore, and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE 11

OTHER PROVISIONS

11.1       Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.  This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.   Except as expressly set forth in this Agreement or any instrument delivered pursuant to this Agreement, there are no representations or warranties of any party hereto, express or implied.

11.2       Benefit and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  No Party hereto may voluntarily or involuntarily assign such Party’s interest under this Agreement without the prior written consent of the other Parties.

11.3       Entire Agreement.  This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

11.4       Fees and Expenses.  Except as set forth in Section 8.2, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

11.5       Risk of Loss.  The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause shall be borne by Sellers at all times prior to the Closing.  If any such loss, damage or impairment, confiscation or condemnation occurs, Sellers shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Assets as soon as possible to their prior condition.

11.6       Amendment, Waiver, etc.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Party against which enforcement of such amendment or waiver is sought.  Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

11.7       Headings.  The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

11.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any conflict of laws provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

11.9       Notices.  All notices, demands, requests, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or email with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as a Party may designate by notice to the other Parties):

Sellers:  To the address set forth above with a mandatory copy to:

Greenberg Traurig, LLP
2375 E Camelback Road, Suite 700
Phoenix, Arizona  85016
Attention:  Scott Weiss
Fax:  (602) 445-8000
Email:  weisssk@gtlaw.com

Buyer:  To the address set forth above with a mandatory copy to:

Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon  97204
Attention:  Gary Glisson
Fax:  (503) 220-2480
Email:  gwglisson@stoel.com

11.10     Breach; Equitable Relief.  The Parties acknowledge that the Assets and rights of the Parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate.  Any Party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy.  Time and strict performance are of the essence in this Agreement.

11.11     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

11.12     Attorneys’ Fees.  If suit or action is filed by any Party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed by the appellate court.  For purposes of this Agreement, the term “prevailing Party” shall be deemed to include a Party that successfully opposes a petition for review filed with an appellate court.

11.13     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

WACOM CO. LTD, a Japanese corporation

By:	/s/ Masahiko Yamada
Name: Masahiko Yamada
Title: President and Chief Executive Officer

SELLERS:

INPLAY TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Van H. Potter
Name:	Van H. Potter
Title:	President and CEO

FINEPOINT INNOVATIONS, INC., a Delaware corporation

By:	/s/ Van H. Potter
Name:	Van H. Potter
Title:	President and CEO